OPTION AGREEMENT

OPTION AGREEMENT (this “Agreement”), is made as of May 4, 2010, by and between Wong Hua Peng Philip (the “Grantor”), a Singapore citizen, and Chun Lu (the “Optionee””), a PRC citizen.

BACKGROUND

The Grantor currently owns 17,797,372, shares of the Common Stock, $0.001 per share, of Highland Ridge, Inc. (the “Company”), a Delaware corporation (the “Shares”). The Grantor desires to grant to the Optionee an option to acquire all of the Shares now owned or hereinafter acquired by Grantor on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants herein set forth and other good and valuable consideration, subject to the terms and conditions herein, the parties hereby agree as follows:

1.

Grant of Option. Subject to the terms and conditions herein, the Grantor hereby grants to the Optionee an option (the “Option”) to purchase all of the Shares the Grantor now owns or hereinafter acquires, and all shares of the Company the Grantor is now or in the future will become entitled to own (the “Option Shares”), at an aggregate exercise price of $1,000,000 (the “Exercise Price”).

2.

Term of the Option. The Optionee may exercise his Option at any time during the period commencing on the 365th day following of the date hereof and ending on the second anniversary of the date hereof (the “Term”) in accordance with the exercise procedure specified in Section 4 hereof.

3.

Rights of Optionee. The Optionee shall not have any rights to dividends or distributions or any other rights of an equity holder with respect to the Option Shares until the Option Shares shall have been issued to the Optionee (as evidenced by the appropriate entry on the transfer books of the Company) upon exercise of the Option to purchase the Option Shares; provided, however, that if the Company makes a distribution or dividend during the Term, then the property so distributed or the property that is the subject of the dividend will be held in trust by the Grantor in favor of the Optionee during the Term and become part of the interest in the Shares which is transferable to the Optionee upon exercise of the Option.

4.

Exercise Procedure. The Optionee may exercise his Option, in whole but not in part, at any time during the Term, by delivering to the Company and the Grantor a written notice of such exercise substantially in the form attached hereto as Exhibit A (the “Exercise Notice”), duly signed by the Optionee. The delivery of the Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Optionee to purchase and (b) on the part of the Grantor to sell, the Option Shares subject to such Exercise Notice in accordance with the terms of this Agreement.

5.

Exercise Price; Delivery of Shares. If the Optionee exercises his Option in accordance with Section 4, the Optionee shall pay the Exercise Price to the Grantor no later than 15 days after delivery of the Exercise Notice. Within five business days after the receipt of both the Exercise Notice and the exercise price, the Grantor shall deliver, or take all steps necessary to cause to be delivered, certificates representing the Option Shares.

6.

Escrow of Grantor’s Shares. To secure the performance of Grantor’s obligations under this Agreement, within 15 days after execution of this Agreement, the Grantor shall deliver to Regal Nominees Limited, as Escrow Agent (the “Escrow Agent”), certificates representing all of the Option Shares (together with duly executed stock powers or assignment without certificate or other instrument of transfer acceptable to the Company’s transfer agent, in blank) to be held by the Escrow Agent until termination of this Agreement.

7.

Covenants of the Grantor. The Grantor agrees that, prior to the termination of this Agreement, he will not transfer, sell, or assign to any other person or entity, or otherwise dispose of, pledge, encumber, or suffer any encumbrance upon, any shares of capital stock of the Company which Grantor owns, including the Option Shares. The Grantor further agrees that, prior to the termination of this Agreement, he will not, without the prior written approval of the Optionee, vote (in person, by proxy or by action by written consent, as applicable) any of the Option Shares in favor of, or to adopt or approve any of the following actions with regard to the Company or any subsidiary of the Company (together with the Company, referred to in this Section 7 individually and collectively as the “Company”):

(i) Any increase of the number of authorized shares of capital stock of the Company;

(ii) Any transfer, sale, assignment, or other disposition of, or pledge or encumbrance of, any of the Company’s material assets (including, without limitation, any shares of any subsidiary or non-majority owned affiliated companies);

(iii) Any Change of Control with regard to the Company. “Change of Control” means the first to occur of any of the following events:

1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of the common or ordinary stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this definition;

2) A change in the composition of the Board of Directors of the Company (the “Board”) such that the individuals who, as of the date of this Agreement, constitute such board of directors (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition any individual who becomes a member of the Board subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; and provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board; or

3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction following which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of Common Stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions, as their ownership immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Company Securities, as the case may be, (B) no Person (other than the Company, or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the Board action providing for such Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(iv) Any sale or other issuance of any equity interest, shares of capital or other securities of the Company or any of its subsidiaries;

(v) Any declaration, accrual, set aside or payment of any dividend or other distribution in respect of any equity interest or any shares of capital stock or other securities of the Company or any repurchase or redemption of any equity interest or any shares of capital stock or other securities of the Company; or

(vi) Any agreement, commitment or offers of the Company or any of its subsidiaries, whether or not in writing, to take of the actions prohibited by clauses (a) through (e).

The Grantor further agrees that he shall cause the Company and each of its subsidiaries to preserve intact the business and management organization of the Company and all of its subsidiaries.

8.

Legend. The Grantor will cause a notification to be made in the share register of Grantco, and on any certificates evidencing the Option Shares, language in substantially the form as follows:

“THE SHARES REGISTERED IN THE NAME OF [____________] OR REPRESENTED BY THIS CERTIFICATE, AS THE CASE MAY BE, ARE SUBJECT TO AN OPTION RIGHT WHICH PROHIBITS THEIR TRANSFER TO ANY PERSON OTHER THAN THE HOLDER OF THAT RIGHT PRIOR TO THE EXERCISE OF THE RIGHT OR ITS EXPIRATION. ANY PERSON ACCEPTING ANY INTEREST IN THE SHARES WILL BE DEEMED TO AGREE TO AND WILL BECOME BOUND BY ALL THE PROVISIONS OF THE OPTION AGREEMENT IN WHICH THAT OPTION RIGHT IS SET FORTH, AND THE SHARES WILL REMAIN SUBJECT TO THE OPTION RIGHT AS PROVIDED THEREIN. A COPY OF THE OPTION AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

9.

Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by facsimile or certified mail to the addresses of the respective parties hereto as specified on the signature page hereto, or to such other address as either party hereto may hereinafter duly give to the other.

10.

Assignment; Designation of Option Shares Recipient; Binding. The Optionee may assign his Option to any third party subject to compliance with applicable laws. In addition, the Optionee may designate a third party to receive all or any part of the Option Shares instead of the Optionee upon the exercise of his Option by the Optionee. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors, and permitted assigns.

11.

Termination. This Agreement shall terminate upon the exercise of the Option by the Optionee, unless the Agreement is earlier terminated by mutual agreement of the parties or upon expiration of the Term.

12.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters herein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto.

13.

Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

14.

Construction. Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party may not be applied in connection with the construction or interpretation of this Agreement.

15.

 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Hong Kong without regard to the conflicts of law principles thereof.

16.

Venue and Jurisdiction. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefore will be in Hong Kong, which will be deemed to be a convenient forum. Each of the parties hereby expressly and irrevocably consents and submits to the jurisdiction of the courts in Hong Kong.

17.

Further Assurances. Each of the parties to this Agreement will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuation the transfer of the Option Shares upon exercise of the Option).

18.

Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GRANTOR:	OPTIONEE:

Wong Hua Peng Philip	Chun Lu

/s/ Wong Hua Peng Philip	/s/ Chun Lu

Address:	Address:

Room 4002-4003, Rongchao Landmark	Anhui TEC Tower Co., Ltd
4028 Jintian Road	Xinqiao Industrial Park
Futian District, Shenzhen	Jingde County, Anhui Province, 242600
People’s Republic of China	People’s Republic of China

ACKNOWLEDGED AND AGREED TO:

“ESCROW AGENT”

Regal Nominees Limited

/s/ Lui Ting Nang_______________________

Name: Lui Ting Nang

Its:

EXHIBIT A

FORM OF EXERCISE NOTICE

Date:

Wong Hua Peng Philip (the “Grantor”)
Room 4002-4003, Rongchao Landmark
4028 Jintian Road
Futian District, Shenzhen
People’s Republic of China

Re:	Option Agreement dated _________, 2010 (the “Option”), between Wong Hua Peng Philip (the “Grantor”), and the undersigned (the “Optionee”)

Dear Sir/Madam:

In accordance with Section 4 of the Option Agreement, the Optionee hereby provides this notice of exercise of the Option in the manner specified below:

(a)	The Optionee hereby exercises its Option with respect to the Option Shares pursuant to the Option Agreement.

(b)	The Optionee will pay the sum of US$1,000,000 to the Grantor.

(c)	Pursuant to this exercise, the Grantor will deliver to _______________ the shares representing all of the Option Shares in accordance with the instructions attached he- reto.

Dated: _______________, ______

__________________________________
Chun Lu